DVL, INC.
                         70 EAST 55TH STREET - 7TH FLOOR
                             NEW YORK, NY 10022-3222
                                P: (212) 350-9900
                                F: (212) 350-9911


       DVL, INC. ANNOUNCES THE REDEMPTION OF $1,171,000 FACE VALUE OF PROMISSORY NOTES FOR DVL, INC. COMMON STOCK.

         New York, New York,  October 19, 2004.  DVL, Inc. (OTC Bulletin  Board:
ADVLN@) announced its intention to redeem approximately $1,171,000 face value of its 10% Redeemable Notes due December 31, 2005 in exchange for common stock. The redemption will be effective December 29, 2004. The Company expects to issue approximately 11,036,000 shares on December 29, 2004, in connection with the redemption which will increase the Company's outstanding shares to approximately 38,774,000.

          The promissory notes were originally issued in connection with the Settlement of Litigation, in 1995. DVL had the option to redeem the promissory notes for cash or by issuing an amount of shares of common stock based on a formula (as defined in the promissory notes) of 110% of the unpaid principal amount of such promissory notes. After December 29, 2004, no promissory notes will remain outstanding.

         This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Included are statements regarding the intent, belief and/or current expectations of the Company and its management. The Company's stockholders and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, general economic conditions, and other risks and uncertainties that are discussed in the Company's reports filed with the Securities and Exchange Commission.

         DVL, Inc. is a commercial finance and real estate company which owns and services real estate, commercial mortgages and other diversified commercial and consumer finance assets.

         For more information, contact Jay Thailer at (212) 350-9900.